Exhibit 99.1

FOR IMMEDIATE RELEASE

July 28, 2006	6:00 a.m. MT

Contact: Kevin P. Clark
CEO
406-727-6106

UNITED FINANCIAL CORP. ANNOUNCES JUNE 30, 2006 EARNINGS AND DECLARES
QUARTERLY DIVIDEND

HIGHLIGHTS: Total assets of $413 million; Q2 Net income up 13% in 2006 over Q2 2005; Q2 Net interest income up 9% in 2006 over Q2 2005; Assets up 11 % in Q2 2006 over Q2 2005.

Great Falls, Montana July 28, 2006----United Financial Corp. (“United”) (NASDAQ-UBMT) today reported net income for the quarter ended June 30, 2006 of $1,134,000 or basic earnings per share of $.37, compared to $1,005,000 or basic earnings per share of $.33 for the same period in 2005. Fully diluted earnings per share were $.36 and $.32 for 2006 and 2005, respectively. Net income for the six-month period ended June 30, 2006 was $2,065,000, or basic and diluted earnings per share of $.67 and $.66, respectively, compared to $1,873,000, or basic earnings per share of $.61 and $.60 on a fully diluted basis in the same period a year ago. All per share amounts in this press release have been restated for the 5 for 4 stock split effective in December 2005.

United’s assets at June 30, 2006 were $413 million compared to $373 million at June 30, 2005, an increase of 10.7%. Net loans increased to $332 million at June 30, 2006 from $289 million a year ago, a 14.9% increase and deposits increased to $314 million at June 30, 2006 compared to $273 million a year ago, a 15.0% increase. Net interest income rose to $3.7 million for the quarter ended June 30, 2006 compared to $3.4 million for the same period one year ago. United’s shareholders’ equity was $32.4 million at June 30, 2006, and book value per share was $10.52. The weighted average number of shares outstanding for the second quarter of 2006 was 3,072,697 compared to 3,058,791 for the same period in 2005.

CEO Kevin Clark said, “We are very pleased with the second quarter’s results. The bank continues to grow at a steady pace and our expansion plans in the Hamilton & Kalispell markets are proceeding on schedule.”

United’s net interest margin was 3.88% for the second quarter of 2006 compared to 4.05% for the second quarter of 2005. United had no non-performing loans at June 30, 2006 compared to $72,000 million at June 30, 2005.

United declared a regular quarterly cash dividend of $.23 per share, to shareholders of record on August 18, 2006, payable September 1, 2006.

Forward-Looking Statements

When used in this press release or other statements, the words or phrases ‘will likely result in’, ‘are expected to’, ‘will continue’, ‘is anticipated’, ‘estimate’, ‘could’, or ‘project’ or similar expressions are intended to identify ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected including general economic conditions, business conditions in the banking industry, general economic conditions in the state of Montana, the regulatory environment, new legislation, vendor quality and efficiency, employee retention factors, rapidly changing technology and evolving banking industry standards, competitive standards, competitive factors including increased competition among financial institutions and fluctuating interest rate environments. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Readers should also carefully review the risk factors described in the company’s most recent Annual Report on Form 10-K for the period ending December 31, 2005.

United Financial Corp. is a bank holding company based in Great Falls, Montana, and is the parent of Heritage Bank, with fifteen locations in Montana.

United Financial Corp.
Financial Highlights (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Income statement amounts
Net interest income	$3,680	$3,383	$7,153	$6,574
Provision for losses on loans	100	50	175	50
Noninterest income
Gain on the sale of loans	905	868	1,578	1,495
Other	307	339	655	632
Noninterest expense	2,961	2,920	5,882	5,637
Income before income taxes	1,831	1,620	3,329	3,014
Income taxes	697	615	1,264	1,141
Net income	1,134	1,005	2,065	1,873

Per common share data
Net income
- basic	$0.37	$0.33	$0.67	$0.61
- diluted	0.36	0.32	0.66	0.60

Cash dividends	0.23	0.22	0.46	0.44

Book value			10.52	10.20

Balances at end of period
Loans receivable and held for sale, gross			$344,106	$301,809
Allowance for losses on loans			3,905	3,598
Nonperforming assets
Nonperforming loans			—	72
Foreclosed properties			—	110

Investment securities available-for-sale			39,469	36,359
Total assets			412,562	372,767
Goodwill			1,422	1,422
Total deposits			314,071	273,204
Total stockholders’ equity			32,357	31,231

Other supplemental information
Net income
Return on average assets			1.03%	1.06%
Return on average common equity			12.87%	12.28%
Allowance for loan losses to loans			1.13%	1.19%
Common shares outstanding (end of period, in thousands)			3,074	3,042

Net interest margin			3.86%	4.02%

Shareholders’ equity to total assets			7.84%	8.38%

Dividend payout ratio			68.66%	72.13%